Exhibit 5.1

Michael E. Tenta

+1 650 843 5636

mtenta@cooley.com

November 22, 2022

RAPT Therapeutics, Inc.

561 Eccles Avenue

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to RAPT Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company of up to 4,662,163 shares of its common stock, par value $0.0001 per share (the “Shares”), which includes up to 608,108 Shares pursuant to the exercise of an option to purchase additional Shares, pursuant to a Registration Statement on Form S-3 (File No. 333-249848) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated November 17, 2022, and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery by all persons other than the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid, and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference in the Registration Statement.

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

RAPT Therapeutics, Inc.

November 22, 2022

Page Two

Very truly yours,

COOLEY LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com